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Registration No. 333-

As filed with the Securities and Exchange Commission on December 23, 2002.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MacDermid, Incorporated
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0435750 (I.R.S. Employer Identification Number)
245 Freight Street Waterbury, Connecticut 06702-0671 (203) 575-5700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel H. Leever
Chairman, President and Chief
Executive Officer
MacDermid, Incorporated
245 Freight Street
Waterbury, CT 06702-0671
(203) 575-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)	Copies to: Michael E. Mooney, Esq. Michael K. Krebs, Esq. Nutter, McClennen & Fish, LLP 155 Seaport Boulevard Boston, MA 02210 (617) 439-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the date this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Shares of Common Stock, without par value	1,200,000	$23.59	$28,308,000	$2,605

(1)
Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of MacDermid Common Stock reported on the New York Stock Exchange on December 19, 2002.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated December 23, 2002

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

MacDermid, Incorporated

1,200,000 Shares

of

Common Stock

        We are registering 1,200,000 shares of our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any proceeds from the selling stockholders' sale of these shares.

        The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell this common stock through ordinary brokerage transactions or through any other means described in the section entitled "Plan of Distribution" beginning on page 14.

        Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled "Risk Factors" beginning on page 5.

        Our common stock is listed on the New York Stock Exchange under the symbol "MRD." On December 19, 2002, the closing price for our common stock was $23.35 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December    , 2002.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in or incorporated by reference in this prospectus. The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring those documents to you. The information that we file later with the SEC will automatically update and supersede this information. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date provided on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the shares of MacDermid common stock to be sold by the selling stockholders identified in this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC's website is located at "http://www.sec.gov."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

  •
  Transition Report on Form 10-K for the transition period from April 1, 2001 to December 31, 2001

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

  •
  Current Report on Form 8-K filed on January 14, 2002

  •
  Current Report on Form 8-K filed on August 5, 2002

  •
  Current Report on Form 8-K filed on September 12, 2002

  •
  The description of MacDermid's common stock contained in its Registration Statement on Form 8-A (File No. 001-13889), filed February 17, 1998 with the SEC pursuant to Section 12 of the Exchange Act.

        You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

MacDermid, Incorporated
Attention: Corporate Secretary
245 Freight Street
Waterbury, CT 06702
(203) 575-5700

FORWARD-LOOKING STATEMENTS

        Certain statements included in or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and we intend that such forward-looking statements be subject to the safe harbors created by this law. You generally can identify these statements by our use of forward-looking words such as "plans," "estimates," "believes," "expects," "may," "will," "should" or "anticipates" or the negative or other variations of such terms or comparable terminology, or by discussion of strategy that involves risks and uncertainties. We often use these types of statements when discussing our plans and strategies, our anticipation of revenues from designated markets, and statements regarding the development of our business, the markets for our products and services, our anticipated capital expenditures or changes in regulatory requirements and other statements contain in this prospectus regarding matters that are not historical facts.

        We caution you that these forward-looking statements are only predictions and estimates regarding future events and circumstances. We cannot assure you that we will achieve the future results reflected in these statements. The risks we face that could cause us not to achieve these results are many and include, but are not limited to, the risks discussed in this prospectus under "Risk Factors" and in our transition report on Form 10-K for the nine months ended December 31, 2001, which is incorporated by reference in this prospectus. Regulatory, legislative and judicial developments could also cause actual results to differ materially from the future results reflected in such forward-looking statements. You should consider all of our subsequent written and oral forward-looking statements only in light of such cautionary statements. You should not place undue reliance on these forward-looking statements and you should understand that they represent management's view only as of the dates we make them. We assume no obligation to update any of the forward-looking statements.

THE COMPANY

        MacDermid develops, produces and markets a broad line of specialty chemical products that are used worldwide. These products are supplied to the metal and plastic finishing (for automotive and other consumer surfacing), electronics (to imprint electrical patterns on circuit boards and etching), offshore lubricants (for oil drilling and exploration), printing plates, offset and textile blankets and photo-polymer printing industries. MacDermid offers a line of horizontal processing equipment primarily for the production of printed circuit boards and chemical machining applications used in conjunction with certain of its chemical products. MacDermid also designs and manufactures electronic circuit boards.

        MacDermid was incorporated in 1922 in the State of Connecticut. All references in this prospectus to "MacDermid," "the Company," "we," or "us" are to MacDermid. We have our executive offices at 245 Freight Street, Waterbury, Connecticut 06702. Our main telephone number is (203) 575-5700 and our website is located at "http://www.macdermid.com." Information found on our website is not part of this prospectus.

THE OFFERING

Common stock offered	1,200,000 shares
Common stock to be outstanding after this offering(1)	32,149,082 shares
Selling stockholders	Citicorp Venture Capital, Ltd. and Citicorp Mezzanine Partners, L.P.
Use of proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholders.
Listing	New York Stock Exchange (Symbol: MRD)
Risk factors	See "Risk Factors beginning on page 5 for a discussion of the material factors that you should consider before purchasing shares of common stock.

(1)
The outstanding share information is based on the shares of common stock outstanding as of December 18, 2002 and is unchanged by the common stock offered by the selling stockholders.

RISK FACTORS

        You should carefully consider the risks described below before determining whether to purchase our common stock. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business operations.

Many of our customers are in cyclical industries which are currently experiencing downturns.

        Downturns in the businesses that use our specialty chemicals can adversely affect our sales and operating profit. Many of our customers are in businesses that are cyclical in nature and sensitive to changes in general economic conditions. During the nine months ended September 30, 2002, sales to our customers in the electronics industry, including sales by our Electronics Manufacturing segment, and to our customers in the automotive industry represented approximately 50% of our total sales. During 2002, our electronic chemicals business continued to be adversely affected by the substantial slowdown in the technology industry in the United States and, in particular, a significant decrease in end-use demand for rigid printed circuit boards in North America. Similarly, reduced demand for container board and advertising in 2002 has adversely affected our Graphic Arts segment. These adverse conditions in all three of our business segments have carried over into the quarter ending December 31, 2002. Demand depends, in part, on general economic conditions, and a decline in economic conditions in the industries served by our customers has had and may continue to have a material adverse effect on our business.

Our indebtedness could adversely affect our financial health, limit our ability to grow and compete and prevent us from fulfilling our obligations under our indebtedness.

        We continue to be leveraged. At September 30, 2002, we had $352.0 million of total debt, as compared to shareholders' equity of $234.7 million, and had a ratio of earnings to fixed charges of 2.89x for the twelve months ended September 30, 2002. In addition, as of September 30, 2002, we had approximately $147.4 million of availability under our senior credit facility.

        Our indebtedness could have important consequences to you. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

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  increase the amount of our interest expense, because certain of our borrowings are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

  •
  increase our vulnerability to general adverse economic and industry conditions;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

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  place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends.

Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. Additionally, the operating and financial restrictions and covenants in our debt instruments, such as the credit agreement relating to our senior credit facility and the indenture governing our notes, may limit our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

Our historical operating results may be of limited use in evaluating our historical performance and predicting future results because of our use of the purchase method of accounting for certain recent acquisitions.

        Since March 31, 1998, we have engaged in a number of acquisitions, including the December 1998 acquisition of W. Canning, plc, the December 1999 acquisition of PTI, Inc., the June 2000 acquisition of our interest in ColorSpan and the January 2001 acquisition of our 60% interest in Grupo Eurocir, a Spanish circuit board manufacturer.

        We used the purchase method of accounting for all of these acquisitions except for the PTI, Inc. acquisition, for which we used the pooling-of-interests method of accounting. Therefore, the operating results of each of the acquired businesses for which we used the purchase method of accounting are included in our financial statements only from the date of its acquisition. Because we used the purchase method of accounting, our historical operating results may be of limited relevance in evaluating the historical financial performance of our combined company or predicting our future operating results.

We face competition from other chemical companies, which could adversely affect our revenues and financial condition.

        Most of our product lines compete against product lines from two or more of our competitors. As a result, these competitors may be better able to withstand a change in conditions within our industry and throughout the economy as a whole. We expect our competitors to continue to develop and introduce new and enhanced products, which could cause a decline in market acceptance of our products. If we do not compete successfully, our business, financial condition and results of operations could be adversely affected.

Changes in our customers' products can reduce the demand for our specialty chemicals.

        Our specialty chemicals are used for a broad range of applications by our customers. Changes, including technological changes, in our customers' products or processes may make our specialty chemicals unnecessary, which would reduce the demand for those chemicals. For example, in 1998 one of our major customers changed the material used to manufacture a part for one of its products and no longer needed to use our products with respect to that part. As a result, the customer stopped purchasing one of our specialty chemicals. Other customers may find alternative materials or processes that no longer require our products.

Our profitability could be reduced by declines in the average selling prices in the specialty chemicals industry.

        Decreases in the average selling prices of some of our products may have a material adverse effect on our profitability. For example, competition in the electronics segment of the specialty chemicals industry, which accounted for a significant portion of our total sales for the nine months ended September 30, 2002, has led to erosion in certain product prices in the past. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency or by shifting to higher margin chemical products. If we are unable to do so, our business, financial condition and results of operations could be materially and adversely affected.

Environmental and health and safety liabilities and requirements could require us to incur material costs.

        As manufacturers and distributors of specialty chemicals and systems, we are subject to extensive U.S. and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing:

  •
  discharges of pollutants into the air and water;

  •
  the management and disposal of hazardous substances and wastes; and

  •
  the cleanup of contaminated properties.

        We have incurred, and will continue to incur, significant costs and capital expenditures in complying with these laws and regulations. We could incur significant additional costs, including cleanup costs, fines and sanctions and third-party claims, as a result of past or future violations of or liabilities under environmental laws. For example, on November 28, 2001 we voluntarily settled both a pending environmental investigation by the U.S. Attorney for the District of Connecticut and a civil lawsuit brought on behalf of the Connecticut Department of Environmental Protection, each related to alleged violations of the Clean Water Act and the Resource Conservation and Recovery Act, and related regulations, at our Huntingdon Avenue, Waterbury facility. As a result, we were required to pay fines and penalties totaling $2.5 million, payable in installments, without interest, and were required to make charitable contributions of approximately $1.5 million to various local charitable and environmental organizations and causes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental and Legal Matters" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

        The nature of our operations and products, including raw materials we handle, exposes us to the risk of liabilities or claims with respect to environmental cleanup and other matters, including those in connection with the disposal of hazardous materials. Some of our manufacturing facilities have an extended history of chemical processes or other industrial activities, and contaminants have been detected at some of our sites, including contamination resulting from historical activities at some of the acquired Canning sites. We also have been named as a potentially responsible party at three Superfund sites. Although we do not anticipate that we will be materially affected by environmental remediation costs, or any related claims, at any contaminated or Superfund sites, the discovery of additional contaminants at these or other sites or the imposition of additional cleanup obligations could result in significant additional costs. The ultimate costs and timing of environmental liabilities also are difficult to predict. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis, meaning that one liable party could be held responsible for all costs at a site, regardless of fault or the legality of the original disposal.

        In addition, future events, such as changes in or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations and/or install pollution control equipment.

Our substantial international operations subject us to risks not faced by domestic competitors, including unfavorable political, regulatory, labor, tax and economic conditions in other countries.

        About 55% of our total sales for the nine months ended September 30, 2002 were derived from sales in foreign markets. We expect sales from international markets to represent an increasing portion of our total sales. Accordingly, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent in international operations include the following:

  •
  agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;

  •
  foreign customers may have longer payment cycles;

  •
  foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including currency exchange controls;

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  U.S. export licenses may be difficult to obtain;

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  intellectual property rights may be more difficult to enforce in foreign countries;

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  fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency;

  •
  general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

  •
  our business and profitability in a particular country could be affected by political or economic repercussions on a domestic, country specific or global level from terrorist activities and the response to such activities;

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  unexpected adverse changes in foreign laws or regulatory requirements may occur, including with respect to export duties and quotas;

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  compliance with a variety of foreign laws and regulations may be difficult; and

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  overlap of different tax structures may subject us to additional taxes.

        Our business in emerging markets requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, upon our ability to succeed in differing legal, regulatory, economic, social and political conditions. We cannot assure you that we will continue to succeed in developing and implementing policies and strategies which will be effective in each location where we do business. Furthermore, we cannot be sure that any of the foregoing factors will not have a material adverse effect on our business, financial condition and results of operations.

Our operations are conducted worldwide and our results of operations are subject to currency translation risk and currency transaction risk.

        The financial condition and results of operations of each foreign operating subsidiary are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for inclusion in our consolidated financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. For the nine months ended September 30, 2002, we generated approximately 55% of our sales in foreign currency, and we incurred approximately 51% of our total costs in foreign currency. Significant changes in the value of the euro, yen or the pound sterling relative to the U.S. dollar could also have an adverse effect on our financial condition and results of operations and our ability to meet interest and principal payments on any euro-, yen- and pound-denominated debt outstanding, including borrowings under our senior credit facility, and U.S. dollar-denominated debt, including our notes and borrowings under our senior credit facility. In addition to currency translation risks, we incur currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks or that any volatility in currency exchange rates will not have an adverse effect on our financial condition or results of operations.

A large part of our financial performance is dependent upon a healthy economy beyond the United States.

        For the nine months ended September 30, 2002, sales abroad accounted for approximately 45% of total sales. As a result, our business is affected by general economic conditions and other factors in Western Europe and most of East Asia, specifically China, Japan and Korea, including fluctuations in gross domestic product, interest rates, market demand, labor costs and other factors beyond our control. The demand for our products is directly affected by such fluctuations. We cannot assure you that events having an adverse effect on the specialty chemicals industry will not occur or continue, such as a downturn in the Western European, Asian or world economies, increases in interest rates, unfavorable currency fluctuations or a slowdown in the construction or electronics manufacturing industries.

We may be unable to respond effectively to technological changes in our industry.

        Our future business success will depend upon our ability to maintain and enhance our technological capabilities, develop and market products and applications that meet changing customer needs and successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our inability to anticipate, respond to or utilize changing technologies could have an adverse effect on our business, financial condition or results of operations.

We rely on patents and confidentiality agreements to protect our intellectual property. Our failure to protect our intellectual property rights could adversely affect our future performance and growth.

        Protection of our proprietary processes, methods and compounds and other technology is important to our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application, and we cannot assure you that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure you that any pending patent application filed by us will result in an issued patent, or if patents are issued to us, that those patents will provide meaningful protection against competitors or against competitive technologies.

        In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in some foreign countries.

        We also rely upon unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, we cannot assure you that our confidentiality agreements will not be breached, that they will provide meaningful protection for our trade secrets or proprietary manufacturing expertise or that adequate remedies will be available in the event of an unauthorized use or disclosure of our trade secrets or manufacturing expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business, financial condition or results of operations.

We may not be able to consummate future acquisitions or successfully integrate acquisitions into our business.

        We have made acquisitions of businesses in the past and may do so from time to time in the future. The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our company incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any of the anticipated benefits from acquisitions.

        In connection with potential future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with future acquisitions include:

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  unexpected losses of key employees or customers of the acquired company;

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  conforming the acquired company's standards, processes, procedures and controls with our operations;

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  coordinating new product and process development;

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  hiring additional management and other critical personnel;

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  negotiating with labor unions; and

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  increasing the scope, geographic diversity and complexity of our operations.

        In addition, we may encounter unforeseen obstacles or costs in the integration of other businesses we may acquire. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business, financial condition or results of operations.

We rely on suppliers of a variety of specialty and commodity chemicals in our manufacturing process.

        We use a variety of specialty and commodity chemicals in our manufacturing processes. Our manufacturing operations depend upon obtaining adequate supplies of these raw materials on a timely basis. These raw materials are generally available from numerous independent suppliers. We typically purchase our major raw materials on a contract or as-needed basis from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, some of the raw materials that we use are derived from petrochemical-based feedstocks. There have been historical periods of rapid and significant movements in the prices of these feedstocks both upward and downward. We selectively pass changes in the prices of raw materials to our customers from time to time. We cannot always do so, however, and any limitation on our ability to pass through any price increases could have an adverse effect on our business, financial condition or results of operations.

        Any change in the supply of, or price for, these raw materials could materially affect our operating results.

Our production facilities are subject to operating hazards.

        We are dependent on the continued operation of our production facilities. These production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, and environmental hazards, such as spills, discharges or releases of toxic or hazardous substances and gases, storage tank leaks and remediation complications. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination and other environmental damage and could have an adverse effect on our business, financial condition or results of operations.

Our restructuring initiatives may not result sufficient cost savings to justify their expense.

        We have undertaken and may continue to undertake productivity initiatives, including organizational restructurings, to improve performance and generate cost savings. We can make no assurances that these will be completed or beneficial to us. Also, we cannot assure you that any estimated cost savings from such activities will be realized.

We are subject to litigation.

        We are a defendant in numerous lawsuits that result from, and are incidental to, the conduct of our business. These suits concern issues including product liability, contract disputes, labor-related matters, patent infringement, environmental proceedings, property damage and personal injury matters. While it is not feasible to predict the outcome of all pending suits and claims, the ultimate resolution of these matters could have an adverse effect upon our business, financial condition, results of operations or reputation.

We are subject to government regulation.

        We are subject to regulation by many U.S. and non-U.S. supranational, national, federal, state and local governmental authorities. In some circumstances, before we may sell some of our products these authorities must approve these products, our manufacturing processes and facilities. We are also subject to ongoing reviews of our products and manufacturing processes.

        In order to obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe and effective for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. There can be no assurance that approvals will be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products.

        New laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, any of which could have an adverse effect on our business, financial condition or results of operations.

We may be adversely affected if we lose the services of Daniel H. Leever or any other member of our senior management team.

        We are dependent on the services of Daniel H. Leever, our Chairman, President and Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Daniel H. Leever or any other member of our senior management team could have an adverse effect on us. In addition, we do not have employment agreements with any member of our senior management team.

The interests of our principal shareholders may conflict with your interests.

        As of November 30, 2002, our directors, officers and employees held approximately 15% of the shares of our common stock either directly or beneficially, and Citicorp Venture Capital Ltd. and its affiliates held approximately 11% of the shares of our common stock. By virtue of such stock ownership, such persons have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors and amendment of our charter and bylaws. We cannot assure you that such persons will not exercise their influence over us in a manner detrimental to your interests.

Substantial sales of our common stock could cause our stock price to decline.

        If our existing shareholders, including the selling stockholders, sell a large number of shares of our common stock in the market or if the public market perceives that such a sale might occur, the market price for our common stock could decline significantly. All of the shares offered by this prospectus will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by an "affiliate" as that term is defined in Rule 144 under the Securities Act of 1933, as amended.

Our stock price has been, and may continue to be, volatile, which could result in losses for investors purchasing shares of our common stock. Investors may not be able to resell their shares at or above their purchase price.

        The trading price for our common stock has been, and may continue to be, volatile. The stock market in general and the market for companies with significant sales to customers in cyclical industries, such as the electronics and automotive industries, have experienced volatility. Many factors contribute to this volatility, including, but not limited to:

  •
  variations in our results of operations,

  •
  perceptions about market conditions in the industries we serve, and

  •
  general market conditions.

        This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market could experience extreme price and volume fluctuations unrelated to operating performance.

USE OF PROCEEDS

        We are not selling the shares of MacDermid common stock offered by the selling stockholders listed in this prospectus. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

        The following table sets forth the names of the selling stockholders and the total number of shares of MacDermid common stock registered by this registration statement that each selling stockholder may sell. If required, we will file a supplement to this prospectus to describe any material changes in the terms of the offering.

        Because the selling stockholder may offer all or only some of the shares, we cannot determine the number of shares of common stock or the percentage of the common stock outstanding that the selling stockholders will own after completion of this offering. See "Plan of Distribution".

Name	Number of Shares Beneficially Owned Prior to Offering	Number of Shares That May Be Offered
Citicorp Venture Capital, Ltd.(1)	2,784,952	600,000
Citicorp Mezzanine Partners, L.P.	776,173	600,000

(1)
Mr. Joseph Silvestri, a director of MacDermid, is a Vice President of Citicorp Venture Capital Ltd.

PLAN OF DISTRIBUTION

        The shares may be sold from time to time by the selling stockholders in one or more transactions at:

  •
  fixed prices,

  •
  market prices at the time of sale,

  •
  varying prices determined at the time of sale, or

  •
  negotiated prices.

        The selling stockholders may offer their shares in one or more of the following transactions:

  •
  on any national securities exchange or quotation service on which the MacDermid common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

  •
  in the over-the-counter market;

  •
  in private transactions;

  •
  through options;

  •
  by pledge to secure debts or other obligations; or

  •
  a combination of any of the above transactions.

        The selling stockholders may effect these transactions by selling to or through one or more broker-dealers, and broker-dealers involved in these transactions may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders. The selling stockholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by those broker-dealers and any profits realized on any sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to MacDermid's common stock for a period of two business days prior to the commencement of the distribution. In addition and without limiting the foregoing, the selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of MacDermid common stock by the selling stockholders or any other person.

        We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of a copy of this prospectus to each purchaser of the shares prior to or at the time of any sale of the shares.

        The outstanding common stock of MacDermid is listed on the New York Stock Exchange.

        The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the shares by them.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nutter, McClennen & Fish, LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of MacDermid, Incorporated at December 31, 2001 and for the nine months then ended and at March 31, 2001 and for each of the two years in the period ended March 31, 2001 incorporated in this prospectus and registration statement have been audited by KPMG LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the offering to which this registration statement relates, other than commissions, are to be borne by the Company and are estimated (except for the SEC registration fee) as follows:

SEC Registration Fee	$2,605
Accounting Fees	*
Legal Fees	*
Printing Expenses	*
Miscellaneous Expense	*
Total	*

*
To be provided by amendment

Item 15. Indemnification of Directors and Officers.

        Sections 33-770 to 33-779, inclusive, of the Connecticut Business Corporation Act (the "CBCA") contain provisions authorizing indemnification by a corporation of its directors, officers and employees against certain liabilities and expenses which they may incur in their roles as such directors, officers and employees. Section 33-773 of the CBCA provides that such indemnification may include payment by a corporation of expenses incurred by an officer or director in defending a proceeding in advance of the final disposition of such proceeding, upon certain representations by such person as to such person's good faith belief that such person has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been limited under a provision of the certificate of incorporation and upon agreement by such person to repay such payment if such person shall be adjudicated not entitled to indemnification under Section 33-772, 33-774 or 33-775. Section 33-777 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation, or who, while director or officer of the corporation, serves at the corporation's request as a director, officer, employee or agent of another entity against liability asserted against or incurred by such person in such capacity, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under Sections 33-770 to 33-779 inclusive.

        Article 9 of the By-laws of MacDermid, Incorporated provides that, subject to certain provisions of such by-laws and of the CBCA, the Company shall indemnify a director or officer made party to a proceeding because such person is or was a director or officer of the Company, against liability incurred in such proceeding if (a) such person conducted himself or herself in good faith; and (b) reasonably believed (i) in the case of conduct in such person's official capacity with the Company, such person's conduct was in the Company's best interests, and (ii) in all other cases, that such person's conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, such person had no reasonable cause to believe such conduct was unlawful.

        The Company and the security holders have agreed to indemnify each other and each other's controlling persons, as applicable, against certain liabilities under the Securities Act in connection with this registration statement.

Item 16. List of Exhibits.

Exhibit No.

4	Registration Rights Agreement by and between MacDermid, Incorporated and certain security holders dated December 29, 1999
5	Opinion of Nutter, McClennen & Fish, LLP
23.1	Consent of KPMG LLP
23.2	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5)
24.1	Power of Attorney (contained on Page II-4)

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 20th day of December, 2002.

MACDERMID, INCORPORATED
By:	/s/ DANIEL H. LEEVER Daniel H. Leever Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Daniel H. Leever, John L. Cordani, Michael E. Mooney and Michael K. Krebs, and each of them, with the full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL H. LEEVER Daniel H. Leever	Chairman, President and Chief Executive Officer (principal executive officer)	December 20, 2002
/s/ GREGORY M. BOLINGBROKE Gregory M. Bolingbroke	Senior Vice President, Treasurer and Corporate Controller (principal financial and accounting officer)	December 20, 2002
/s/ ROBERT L. ECKLIN Robert L. Ecklin	Director	December 20, 2002

/s/ DONALD G. OGILVIE Donald G. Ogilvie	Director	December 20, 2002
/s/ JOSEPH M. SILVESTRI Joseph M. Silvestri	Director	December 20, 2002
/s/ JAMES C. SMITH James C. Smith	Director	December 20, 2002
/s/ T. QUINN SPITZER, JR. T. Quinn Spitzer, Jr.	Director	December 20, 2002

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Subject to completion, dated December 23, 2002
MacDermid, Incorporated
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
THE COMPANY
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY